Exhibit 99.1

NEWS RELEASE

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES THIRD QUARTER EARNINGS

Earnings Per Share up 2% for the third Quarter and 4% for the first Nine Months of 2005.

CRESTVIEW HILLS, KENTUCKY, October 21, 2005 – The Bank of Kentucky Financial Corporation (the “Company”) (OTC/BB: BKYF), the holding company of the Bank of Kentucky, Inc., today reported its earnings for the third quarter and the nine months ended September 30, 2005. For the third quarter and the first nine months of 2005, the Company reported an increase in diluted net income per share of 2% and 4% respectively, as compared to the same periods in 2004. Highlighting 2005 results was net interest income which increased 8% ($602,000) from the third quarter of 2004 and 11% (2,352,000) from the nine months ended September 30, 2004. A summary of the Company’s interim results follows:

Third Quarter ended September 30,	2005	2004	Change
Net income	$2,468,000	$2,465,000	0%
Net income per share, basic	$0.42	$0.42	0%
Net income per share, diluted	$0.42	$0.41	2%

Nine Months ended September 30,	2005	2004	Change
Net income	$7,628,000	$7,378,000	3%
Net income per share, basic	$1.29	$1.24	4%
Net income per share, diluted	$1.28	$1.23	4%

Net interest income increased $602,000 or 8% in the third quarter of 2005, as compared to the same period in 2004. Contributing to the increase was the growth in earning assets from the third quarter of 2004. This growth helped increase the net interest margin from 4.05% in the third quarter of 2004 to 4.07% in the third quarter of 2005. The provision for loan losses increased by $150,000 (30%) in the third quarter of 2005 as compared to the same period in 2004, resulting primarily from higher levels of losses and non-performing loans.

Non-interest income increased 24% ($494,000) in the third quarter of 2005, as compared to the same period in 2004, while non-interest expense increased 19% ($1,031,000) from the same period last year. Contributing to the increase in non-interest income was service charge income (up $236,000, 24%), bankcard transaction revenue (up $43,000, 20%), fees from the issuance of standby letters of credit (up $65,000, 138%) and gains on the sale of mortgage loans (up $67,000, 30%). The increase in service charge income was the result of increased revenue from cash management products. The largest increases in non-interest expense were salaries and employee benefits expense (up $662,000, 25%) and occupancy and equipment expense (up $114,000, 13%). These non-interest expense increases were due in part to the opening of the Bank’s cash management operations center in February.

Total assets were $897 million at the end of the third quarter of 2005, which was $43 million or 5% higher than the same date a year ago. Total loans grew $19 million or 3% from September of 2004, while deposits increased $62 million or 9% from the end of the third quarter of 2004. As a result of deposit growth outpacing loan growth, borrowings declined $28 million or 40% and investments increased $14 million or 29% from the end of the third quarter of 2004.

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Dollars in thousands, except per share data)

	Third Quarter Comparison				Nine months ended September 30, Comparison
	9/30/05	9/30/04	% Change		2005	2004	% Change
Income Statement Data
Net interest income	$8,316	$7,714	8%		$24,464	$22,112	11%
Provision for loan losses	650	500	30%		1,475	1,175	26%
Service charges on deposit accounts	1,230	994	24%		3,113	2,786	12%
Gains on the sale of mortgage loans	289	222	30%		740	1,025	(28)%
Other non-interest income	996	805	24%		2,923	2,315	26%
Salaries and employee benefits expense	3,317	2,655	25%		9,081	7,785	17%
Occupancy and equipment expense	982	868	13%		2,910	2,497	17%
Other non-interest expense	2,289	2,034	13%		6,506	5,791	12%
Net income	2,468	2,465	0%		7,628	7,378	3%
Per Share Data
Basic earnings per share	$0.42	$0.42	0%		$1.29	$1.24	4%
Diluted earnings per share	0.42	0.41	2%		1.28	1.23	4%
Cash dividends declared	0.16	0.12	33%		0.30	0.23	30%
Earnings Performance Data
Return on equity	12.52%	14.09%	(157	)bps	13.34%	14.28%	(94	)bps
Return on assets	1.11%	1.17%	(6	)bps	1.17%	1.20%	(3	)bps
Net interest margin	4.07%	4.05%	2	bps	4.10%	3.99%	11	bps

					9/30/05	9/30/04	% Change
Balance Sheet Data
Investments					$62,569	$48,633	29%
Total loans					730,859	712,275	3%
Allowance for loan losses					7,581	7,385	3%
Total assets					896,859	853,444	5%
Total deposits					770,414	708,486	9%
Total borrowings					40,976	68,656	(40)%
Stockholders’ equity					78,467	71,084	10%
Asset Quality Data
Allowance for loan losses to total loans					1.04%	1.04%
Non-performing loans to total loans					.96%	.61%
Annualized charge-offs to average loans					.20%	.13%

	Five-Quarter Comparison
	9/30/05	6/30/05	3/31/05	12/31/04	9/30/04
Income Statement Data
Net interest income	$8,316	$8,237	$7,911	$7,881	$7,714
Provision for loan losses	650	475	350	500	500
Service charges on deposit accounts	1,230	1,092	791	894	994
Gains on the sale of mortgage loans	289	276	175	256	222
Other non-interest income	996	972	955	985	805
Salaries and employee benefits expense	3,317	3,007	2,757	2,601	2,655
Occupancy and equipment expense	982	987	941	860	868
Other non-interest expense	2,289	2,216	2,001	2,068	2,034
Net income	2,468	2,615	2,545	2,680	2,465
Per Share Data
Basic earnings per share	$0.42	$0.44	$0.43	$0.45	$0.42
Diluted earnings per share	0.42	0.44	0.43	0.45	0.41
Cash dividends declared	0.16	0.00	0.14	0.00	0.12
Earnings Performance Data
Return on equity	12.52%	13.74%	13.83%	14.70%	14.09%
Return on assets	1.11%	1.20%	1.18%	1.23%	1.17%
Net interest margin	4.07%	4.15%	4.09%	4.00%	4.05%

	9/30/05	6/30/05	3/31/05	12/31/04	9/30/04
Balance Sheet Data
Investments	$62,569	$59,468	$60,632	$64,266	$48,633
Total loans	730,859	733,579	727,525	719,157	712,275
Allowance for loan losses	7,581	7,364	7,320	7,214	7,385
Total assets	896,859	872,841	880,200	878,129	853,444
Total deposits	770,414	740,192	731,479	752,800	708,486
Total borrowings	40,976	49,675	68,637	46,734	68,656
Stockholders’ equity	78,467	77,230	74,547	73,664	71,084
Asset Quality Data
Allowance for loan losses to total loans	1.04%	1.00%	1.01%	1.00%	1.04%
Non-performing loans to total loans	.96%	.94%	.72%	.72%	.61%
Annualized charge-offs to average loans	.20%	.19%	.14%	.19%	.13%

About BKFC

BKFC, a bank holding company with assets of approximately $897 million, offers banking and related financial services to both individuals and business customers. BKFC operates twenty-six branch locations and forty ATM’s in the Northern Kentucky market.

For more information contact:

Martin Gerrety

Senior Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

###